NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet G. Keckeisen Vice President – Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS THIRD QUARTER 2019 RESULTS

DALLAS, TEXAS – November 7, 2019 - NL Industries, Inc. (NYSE: NL) today reported a net loss attributable to NL stockholders of $1.6 million, or $.03 per share, in the third quarter of 2019 compared to a net loss attributable to NL stockholders of $15.4 million, or $.32 per share, in the third quarter of 2018.  For the first nine months of 2019, NL reported net income attributable to NL stockholders of $19.5 million, or $.40 per share compared to a net loss attributable to NL stockholders of $43.8 million, or $.90 per share in the first nine months of 2018.  NL’s results included a pre-tax litigation settlement expense of $19.3 million ($.31 per share, net of income tax benefit) and $62.0 million ($1.01 per share, net of income tax benefit) recognized in the first nine months of 2019 and 2018, respectively, as discussed below.

Net sales decreased $.3 million in the third quarter of 2019 compared to the same period in 2018 as higher marine component sales to the towboat market were more than offset by lower security products sales across a variety of markets.  Net sales increased $3.8 million in the first nine months of 2019 compared to the same period in 2018 due to strong sales growth at marine components, partially offset by lower security products sales predominantly in the third quarter.  Income from operations attributable to CompX decreased for both periods primarily due to lower sales volumes and increased labor rates and associated payroll costs for security products, partially offset by the effect of higher sales volumes for marine components.

Kronos’ net sales of $437.4 million in the third quarter of 2019 were $27.1 million, or 7%, higher than in the third quarter of 2018.  Kronos’ net sales of $1.4 billion in the first nine months of 2019 were $45.9 million, or 3%, higher than in the first nine months of 2018.  Kronos’ net sales increased in 2019 due to the net effect of lower average TiO2 selling prices and higher sales volumes.  Kronos’ average TiO2 selling prices were 5% lower in the third quarter of 2019 as compared to the third quarter of 2018 and 7% lower in the first nine months of 2019 as compared to the same prior year period.   Kronos’ average TiO2 selling prices at the end of the third quarter of 2019 were 2% higher than at the end of the second quarter of 2019 and comparable to the end of 2018.  Kronos’ TiO2 sales volumes were 17% higher in the third quarter of 2019 and 16% higher in the first nine months of 2019 as compared to the same prior year periods primarily due to higher sales in all major markets. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $9 million in the third quarter of 2019 and approximately $41 million in the first nine months of 2019 as compared to the same periods in 2018.  The table at the end of this press release shows how each of these items impacted net sales.

Kronos’ income from operations in the third quarter of 2019 was $33.1 million as compared to $58.1 million in the third quarter of 2018.  For the year-to-date period, Kronos’ income from operations was $128.6 million as compared to $285.5 million in the first nine months of 2018.  Kronos’ income from operations decreased in the 2019 periods as the unfavorable effects of lower average TiO2 selling prices and higher raw materials and other production costs more than offset the favorable impact of higher sales volumes.  Kronos’ TiO2 production volumes were 4% higher in the third quarter of 2019 and 1% higher in the first nine months of 2019 as compared to the same periods in 2018.  Kronos’ operated its production facilities at overall average capacity utilization rates of 97% in the first nine months of 2019 (97% in each of the first, second and third quarters of 2019) compared to 95% in 2018 (95%, 97% and 92% in the first, second and third quarters of 2018, respectively).  Fluctuations in currency exchange rates also affected income from operations comparisons, which increased income from operations by approximately $6 million in the third quarter of 2019 and by approximately $5 million in the year-to-date 2019 period as compared to the same periods in 2018.

Corporate expense increased $1.8 million in the third quarter of 2019 compared to the third quarter of 2018 primarily due to higher environmental remediation and related costs and decreased $5.3 million in the first nine months of 2019 compared to the same prior year period primarily due to lower environmental remediation and related costs and lower litigation fees and related costs in 2019.  We recognized a $62.0 million pre-tax litigation settlement expense in the first nine months of 2018 related to a litigation settlement agreement.  We recognized an additional $19.3 million pre-tax litigation settlement expense in the first nine months of 2019 for a settlement agreement in the same case that was approved by the court in July 2019.

Insurance recoveries represent amounts we receive from certain of our former insurance carriers and generally relate to the recovery of past lead pigment and asbestos litigation defense costs we have incurred.  Substantially all of the insurance recoveries we recognized in the first nine months of 2019 relate to a settlement we reached with a single insurance carrier that agreed to reimburse us for a portion of our past and future litigation defense costs in the second quarter.  Such insurance recoveries aggregated $5.2 million ($.08 per share, net of income tax expense) in the first nine months of 2019.

Other income, net increased $4.4 million ($.07 per share, net of income tax expense) in the third quarter and first nine months of 2019 as compared to the same prior year periods due to a gain from the sale of excess property.

Interest and dividend income increased $.3 million in the third quarter of 2019 and $1.6 million in the first nine months of 2019 as compared to the same periods in 2018 primarily due to higher interest earned on cash and cash equivalents and restricted cash and cash equivalents and CompX’s revolving promissory note receivable from Valhi.  We also recognized $.6 million of accrued interest income on the insurance recovery receivable in the second quarter of 2019.  Marketable equity securities represents unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

•	Competitive products and substitute products
•	Price and product competition from low-cost manufacturing sources (such as China)
•	Customer and competitor strategies
•	Potential consolidation of Kronos’ competitors
•	Potential consolidation of Kronos’ customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Our ability to protect or defend intellectual property rights
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
•	The introduction of trade barriers
•	Possible disruption of Kronos’ or CompX’s business, or increases in our cost of doing business resulting from terrorist activities or global conflicts

•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber-attacks)
•	Decisions to sell operating assets other than in the ordinary course of business
•	Kronos’ ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
•	Uncertainties associated with CompX’s development of new product features
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•
Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental health and safety regulations

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and recreational marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
 (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2019	2018	2019

Net sales	$30.0	$29.7	$90.8	$94.6
Cost of sales	20.4	20.2	60.5	64.6

Gross margin	9.6	9.5	30.3	30.0

Selling, general and administrative expense	5.1	5.2	15.4	15.8
Other operating income (expense):
Insurance recoveries	.5	.2	.9	5.2
Other income, net	-	4.4	.6	4.4
Litigation settlement expense	-	.3	(62.0)	(19.3)
Corporate expense	(1.6)	(3.4)	(14.4)	(9.1)

Income (loss) from operations	3.4	5.8	(60.0)	(4.6)

Equity in earnings of Kronos Worldwide, Inc.	9.9	5.4	55.0	23.6

General corporate items:
Marketable equity securities	(35.6)	(15.3)	(55.9)	(.4)
Other components of net periodic pension and OPEB cost	(.1)	(.5)	(.2)	(1.3)
Interest and dividend income	1.3	1.6	3.6	5.2
Interest expense	-	(.3)	-	(.3)

Income (loss) before income taxes	(21.1)	(3.3)	(57.5)	22.2

Income tax expense (benefit)	(6.2)	(2.3)	(15.4)	.9

Net income (loss)	(14.9)	(1.0)	(42.1)	21.3

Noncontrolling interest in net income of subsidiary	.5	.6	1.7	1.8

Net income (loss) attributable to NL stockholders	$(15.4)	$(1.6)	$(43.8)	$19.5

Net income (loss) per share attributable to NL stockholders	$(.32)	$(.03)	$(.90)	$.40

Weighted average shares used in the
calculation of net income (loss) per share	48.7	48.8	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2019	2018	2019

CompX - component products	$4.5	$4.3	$14.9	$14.2
Insurance recoveries	.5	.2	.9	5.2
Other income, net	-	4.4	.6	4.4
Litigation settlement expense	-	.3	(62.0)	(19.3)
Corporate expense	(1.6)	(3.4)	(14.4)	(9.1)

Income (loss) from operations	$3.4	$5.8	$(60.0)	$(4.6)

CHANGE IN KRONOS’ TiO2 SALES
(unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2019 vs. 2018	2019 vs. 2018

Percentage change in net sales:
TiO2 product pricing	(5)%	(7)%
TiO2 sales volume	17	16
TiO2 product mix/other	(3)	(3)
Changes in currency exchange rates	(2)	(3)

Total	7%	3%